Exhibit 5.1
[Jones Day Letterhead]

April 17, 2012
Thomas Properties Group, Inc.
515 South Flower Street, Sixth Floor
Los Angeles, California 90071

Re:    Thomas Properties Group, Inc. - Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Thomas Properties Group, Inc., a Delaware corporation (the “Company”), in connection with the registration of the issuance and sale from time to time by the Company, on a delayed basis, of up to an aggregate value of $250,000,000 of: (i) shares of common stock, par value $0.01 per share, of the Company (“Common Stock”); (ii) shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), in one or more series, certain of which may be convertible into or exchangeable for Common Stock or issuable upon exercise of warrants to purchase Preferred Stock; (iii) debt securities of the Company (the “Debt Securities”), in one or more series, certain of which may be convertible into or exchangeable for Common Stock or other securities or issuable upon exercise of warrants to purchase Debt Securities; and (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”), in each case as contemplated by the Company's Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Common Stock, the Preferred Stock, the Debt Securities and the Warrants are collectively referred to herein as the “Securities” and each, a “Security.” The Securities may be issued from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.The shares of Common Stock, upon receipt by the Company of such lawful consideration therefor having a value not less than the par value thereof as the Company's Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

2.The shares of Preferred Stock, upon receipt by the Company of such lawful consideration therefor having a value not less than the par value thereof as the Company's Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

3.The Debt Securities, upon receipt by the Company of such lawful consideration therefor as the Company's Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

4.The Warrants, upon receipt by the Company of such lawful consideration therefor as the Company's Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Securities will have been established in accordance with the authorizing resolutions of the Company's Board of Directors (or a duly authorized committee thereof), the Company's Second Amended and Restated Certificate of Incorporation, as amended, and applicable law; (iv) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and any Securities, including shares of Common Stock or Preferred Stock issuable upon conversion, exchange, or exercise of any other security, will have been duly authorized and reserved for issuance from the applicable class of capital stock of the Company, in each case within the limits of such class of capital stock then remaining authorized but unreserved and unissued; (v) the resolutions authorizing the Company to issue, offer and sell the Securities will have been duly adopted by the Company's Board of Directors and will be in full force and effect at all times at which the Securities are offered or sold by the Company; and (vi) all Securities will be issued in compliance with applicable federal and state securities laws.
With respect to any Securities consisting of Preferred Stock, we have further assumed that the Company will issue and deliver the shares of Preferred Stock being issued and delivered after the filing with the Secretary of State of the State of Delaware of a certificate of amendment to the Company's Second Amended and Restated Certificate of Incorporation, as amended, approved by us, establishing the designations, preferences and rights of the class or series of the Preferred Stock being issued.
With respect to any Securities consisting of any series of Debt Securities, we have further assumed that: (i) such Debt Securities will have been issued pursuant to the Debt Securities Indenture dated as of July 3, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee; (ii) all terms of such Debt Securities not provided for in the applicable indenture will have been established in accordance with the provisions of the indenture and reflected in appropriate documentation approved by us and, if applicable, duly executed and delivered by the Company and the trustee under such indenture; and (iii) such Debt Securities will be duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable indenture.
With respect to any Securities consisting of Warrants, we have further assumed that (i) a warrant agreement, approved by us, relating to the Warrants (the “Warrant Agreement”) to be entered into between the Company and an entity selected by the Company to act as the warrant agent (the “Warrant Agent”) will have been duly authorized, executed and delivered by the Company, and (ii) the Warrants will be duly authorized, executed and delivered by the Company and the Warrant Agent in accordance with the provisions of the Warrant Agreement which will be governed by and construed in accordance with New York law.
Our opinions set forth in paragraphs 3 and 4 are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors' rights generally, or by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
As to facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we express no opinion as to the effect of the laws of any other jurisdiction.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day